EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson Executive Vice President and Chief Financial Officer LaCrosse Footwear, Inc. 503-262-0110 ext. 1331	Michael Newman Investor Relations StreetConnect, Inc. 800-654-3517 BOOT@stct.com
LACROSSE FOOTWEAR REPORTS FIRST QUARTER RESULTS
First Quarter Impacted by Fluctuations in U.S. Military Orders;
Strong Growth Across Wholesale, Direct and International Sales Channels
Portland, Ore.—April 21, 2011 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of premium, branded footwear for work and outdoor users, today reported results for the first quarter ended March 26, 2011.
For the first quarter of 2011, LaCrosse reported net sales of $25.2 million, compared to $34.2 million in the first quarter of 2010. The net loss was $0.7 million or ($.10) per diluted share in the first quarter of 2011, compared to net income of $1.7 million or $0.25 per diluted share in the first quarter of 2010.
The decrease in net sales in the first quarter of 2011 reflects a reduction in U.S. military orders. Excluding the government channel, sales to the wholesale, direct and international channels increased 14% collectively from the same period of 2010.
Sales to the work market were $16.1 million, down 39% from the same period of 2010, reflecting a reduction of orders from the U.S. military. Sales to the outdoor market were $9.1 million for the first quarter of 2011, up 16% from the same period of 2010. The increase in outdoor sales primarily reflects strong demand for hiking and hunting products.
Gross margins for the first quarter of 2011 were 41.4% of net sales, up from 40.2% in the same period of 2010. The year-over-year increase in gross margins primarily reflects the success of the Company’s new products and the strong growth of its wholesale and direct business. Operating expenses were $11.4 million in the first quarter of 2011, up 3% from the same period in 2010, reflecting increased investments in marketing and product development activities.
The Company’s inventories were $46.9 million at the end of the first quarter of 2011, up from $21.9 million at the end of the same period in 2010. The increase in inventory reflects a strategic decision to enhance availability of core products in order to address future at-once demand, the growth of the Company’s wholesale distribution network and preparedness of our U.S. military business.

     “While we continue to see quarterly fluctuations of U.S. military orders, we achieved strong growth across our wholesale, direct and international channels, as well as continued penetration into various branches of the U.S. government,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “Our sales to the outdoor market were particularly robust, as our relationships with major retailers continue to strengthen and we expand into new retail stores. Our newest products have been very well received and we see strong demand for both our core work and outdoor products.
“As we move into the second quarter of 2011, we are encouraged by the significant growth in our wholesale backlog, by the enthusiastic response of our customers to our innovative new products for Fall 2011 and by the effectiveness of our new sales and marketing efforts. Today we also announced another order from the United States Marine Corps which will be delivered during the second quarter of 2011, who turned to us to fulfill an immediate need for high-performance, all-terrain boots as a result of the recent recall of boots supplied by another manufacturer. While we expect to see ongoing quarter-to-quarter fluctuations, we believe that our business overall can best be evaluated on an annual basis and LaCrosse is well-positioned to continue to capture market share over the long term.”
Based on the Company’s financial outlook, the Board of Directors today announced the approval of a quarterly dividend of $0.125 per share of common stock. The second quarter dividend will be paid on June 18, 2011 to shareholders of record as of the close of business on May 22, 2011. The Board of Directors, while not declaring future dividends to be paid, has established a quarterly dividend policy reflecting its intent to declare and pay a quarterly dividend of $0.125 per share of common stock.
First Quarter 2011 Conference Call
LaCrosse will host a conference call to discuss its financial results today, April 21, 2011 at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call and accompanying slideshow presentation will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 866-225-8754 or +1 480-629-9692. A 48-hour replay will be available by calling 800-406-7325 or +1 303-590-3030 (Access Code: 4422525).
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, Government services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, outdoor cross-training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements include without limitation, statements regarding the anticipated success of new products, our ability to continue to innovate new products, our ability to broaden awareness and demand for our brands, our ability to capture market share in the future, our expectations concerning future demand for our products, and the Board of Directors’ intent to declare and pay dividends in future periods. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
The forward-looking statements included in this release are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Risk factors and other uncertainties which may adversely impact the outcome of such forward-looking statements include the risk factors set forth in our 2010 Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q for 2011.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 26,	March 27,
	2011	2010
Net sales	$25,188	$34,227
Cost of goods sold	14,751	20,459

Gross profit	10,437	13,768
Operating expenses	11,384	11,037

Operating income (loss)	(947)	2,731
Non-operating expense	(125)	(22)

Income (loss) before income taxes	(1,072)	2,709
Income tax provision (benefit)	(422)	1,047

Net income (loss)	$(650)	$1,662

Net income (loss) per common share:
Basic	$(0.10)	$0.26
Diluted	$(0.10)	$0.25

Weighted average number of common shares outstanding:
Basic	6,485	6,371
Diluted	6,485	6,529

Supplemental Product Line Information

Work Market Sales	$16,056	$26,363
Outdoor Market Sales	9,132	7,864

	$25,188	$34,227

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 26,	December 31,	March 27,
	2011	2010	2010
Assets:
Current Assets:
Cash and cash equivalents	$527	$4,274	$19,713
Trade and other accounts receivable, net	15,666	22,834	16,933
Inventories	46,869	40,071	21,928
Prepaid expenses and other	984	1,321	1,026
Deferred tax assets	1,675	1,614	1,552

Total current assets	65,721	70,114	61,152
Property and equipment, net	16,000	16,154	8,446
Goodwill	10,753	10,753	10,753
Other assets	243	249	369

Total assets	$92,717	$97,270	$80,720

Liabilities and Shareholders’ Equity:
Current Liabilities:
Short-term borrowings	$6,247	$—	$—
Accounts payable	10,553	16,477	7,211
Accrued compensation	1,301	4,261	2,088
Other accruals	1,994	3,356	3,012

Total current liabilities	20,095	24,094	12,311

Long-term debt	225	263	—
Deferred revenue	548	566	188
Deferred lease obligations	813	782	635
Compensation and benefits	4,146	4,385	4,493
Deferred tax liabilities	3,053	2,732	2,211

Total liabilities	28,880	32,822	19,838

Total shareholders’ equity	63,837	64,448	60,882

Total liabilities and shareholders’ equity	$92,717	$97,270	$80,720

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Quarter Ended
	March 26,	March 27,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(650)	$1,662
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	883	688
Stock-based compensation expense	257	234
Deferred income taxes	260	(175)
Loss on disposal of property and equipment	74	—
Changes in operating assets and liabilities:
Trade and other accounts receivable	7,190	4,702
Inventories	(6,724)	5,103
Accounts payable	(5,993)	(825)
Accrued expenses and other	(4,163)	(2,124)

Net cash provided by (used in) operating activities	(8,866)	9,265

Cash flows from investing activities:
Purchases of property and equipment	(791)	(682)

Cash flows from financing activities:
Net proceeds from short-term borrowings	6,247	—
Cash dividends paid	(812)	(7,201)
Purchase of treasury stock	—	(59)
Proceeds from exercise of stock options	451	796

Net cash provided by (used in) financing activities	5,886	(6,464)

Effect of foreign currency exchange rate changes on cash and
cash equivalents	24	(145)

Net increase (decrease) in cash and cash equivalents	(3,747)	1,974

Cash and cash equivalents:
Beginning of period	4,274	17,739

End of period	$527	$19,713